Exhibit 3.1

AMENDED AND RESTATED BY-LAWS

OF

APOGEE ENTERPRISES, INC., A MINNESOTA CORPORATION

ARTICLE I

SHAREHOLDERS

Section 1.01. Places of Meetings. Meetings of shareholders entitled to vote shall be held (a) at any place within or without the State of Minnesota which may be designated by resolution of the Board of Directors, or (b) at any place within Hennepin County, Minnesota, when the meeting is called by or at the demand of the corporation’s shareholders.

Section 1.02. Regular Meetings. A regular meeting of shareholders entitled to vote shall be held on such date as the Board of Directors shall by resolution establish. At the regular meeting, members of the Board of Directors shall be elected as provided in these By-laws and the Articles of Incorporation, and such other business may be transacted as shall be properly brought before the meeting.

Section 1.03. Special Meetings. Special meetings of the shareholders may be held at any time and for any purpose and may be called by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise effect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. A shareholder or shareholders holding the requisite percentage of the voting power of all shares entitled to vote may demand a special meeting of the shareholders by written notice of demand given to the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the corporation and containing the purposes of the meeting. Within 30 days after receipt of demand by one of those officers, the Board of Directors shall cause a special meeting of shareholders to be called and held on notice no later than 90 days after receipt of the demand, at the expense of the corporation. Special meetings shall be held on the date and at the time and place fixed by the Chairman of the Board or the Board of Directors, except that a special meeting called by or at demand of a shareholder or shareholders shall be held in the county where the principal executive office is located. The business transacted at a special meeting shall be limited to the purposes as stated in the notice of the meeting.

Section 1.04. Notice of Meetings. Written notice of the time and place of any meeting of the shareholders entitled to vote thereat shall be sent to their addresses as the same appear on the stock ledger or on the records of the corporation, at least five days prior to the meeting, except that notice of a meeting at which a plan of merger or exchange is to be considered shall be mailed to all shareholders of record, whether entitled to vote or not, at least fourteen days prior thereto. Every notice of any special meeting called pursuant to Section 1.03 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purposes stated in the notice. The written notice of any meeting at which a plan of merger or exchange is to be considered shall so state such as a purpose of the meeting. A copy or short description of the plan of merger or exchange shall be included in or enclosed with such notice.

Section 1.05. Meetings Without Notice. A shareholder may waive notice of any meeting in writing given either before or after the meeting. By attendance at and participation in any meeting of the shareholders, a shareholder shall be deemed to have waived notice thereof, unless the shareholder properly objects pursuant to Minnesota Statutes §302A.435, Subdivision 4. Whenever all the shareholders entitled to vote shall be present at or consent to or participate in a meeting without objection, such meeting shall be deemed to be a legal meeting, and all the business transacted shall be valid in all respects the same as though such meeting had been regularly called pursuant to proper notice.

Section 1.06. Quorum and Adjourned Meetings. The holders of a majority of the shares of stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of shareholders, except as may be otherwise provided by law or by the Articles of Incorporation. In the absence of a quorum, any meeting may be adjourned from time to time or from place to place, and no notice as to such adjourned meeting or the place thereof need be given other than by announcement at the meeting at which the requisite amount of voting stock shall be represented. Any business may be transacted which might have been transacted at the meeting as originally called.

Section 1.07. Voting and Proxies. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the Articles of Incorporation or applicable law provide otherwise, shall have one vote for each share having voting power registered in such shareholder’s name on the books of the corporation. Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares. Upon the demand of any shareholder, the vote upon any question before meeting shall be by ballot. All questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting in person or by proxy at the time of the vote except if otherwise required by applicable law, the Articles of Incorporation, or these By-Laws.

Section 1.08. Record Date. The Board of Directors may fix a time, not exceeding 60 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed.

Section 1.09. Nomination of Directors. Only persons nominated in accordance with the following procedures shall be eligible for election by shareholders as directors. Nominations of persons for election as directors at a meeting of shareholders called for the purpose of electing directors may be made (a) by or at the direction of the Board of Directors or (b) by any shareholder in the manner herein provided. For a nomination to be properly made by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation not later than (a) with respect to an annual meeting of shareholders, at least 120 days before the date that is one year after the prior year’s regular meeting and (b) with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which the notice of such meeting is first given to shareholders. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the corporation if so elected.

Section 1.10 Shareholder Proposals. To be properly brought before a regular meeting of shareholders, business must be (a) specified in the notice of the meeting, (b) directed to be brought before the meeting by the Board of Directors or (c) proposed at the meeting by a shareholder who (i) was a shareholder of record at the time of giving of notice provided for in these bylaws, (ii) is entitled to vote at the meeting and (iii) gives prior notice of the matter, which must otherwise be a proper matter for shareholder action, the manner herein provided. For business to be properly brought before a regular meeting by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation at least 120 days before the date that is one year after the prior year’s regular meeting. Such notice shall set forth (a) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the proposal will be made, (b) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the proposal will be made, (c) a brief description of the business desired to be brought before the regular meeting and the reasons for conducting such business and (d) any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The Chair of the meeting may refuse to acknowledge any proposed business not made in compliance with the foregoing procedure.

ARTICLE II

DIRECTORS

Section 2.01. Number and Election. Directors shall be divided into three classes of approximately equal size and, after an initial staggering of director terms, shall be elected at each regular shareholder meeting for three-year terms as provided in the corporation’s Articles of Incorporation. The number of directors shall be fixed exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors then in office.

Section 2.02. Vacancies. Any vacancies in the Board of Directors by reason of an increase in the number of directors, death, disability, resignation, removal or otherwise, shall be filled solely by majority vote of the remaining directors then in office, though less than a quorum, and any such director so elected shall hold office for a term expiring at the regular meeting of shareholders at which the term of office of the class to which the director has been elected, expires.

Section 2.03. Removal. Any director may be removed from office as a director (i) by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock of the corporation entitled to vote generally in that election of directors, voting together as single class and only for cause, or (ii) by a majority of the directors then in office with or without cause.

Section 2.04. Place of Meetings. The Board of Directors may meet at such places, in the State of Minnesota or in any State, as the majority may from time to time determine.

Section 2.05. Regular Meetings. The Board of Directors may provide by resolution the date, time and place, either within or without the State of Minnesota, for the holding of meetings of the Board of Directors without other notice than such resolution.

Section 2.06. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or by any two directors, by giving at least two days’ notice thereof.

Section 2.07. Meetings Without Notice. Any director may in writing either before or after the meeting, waive notice thereof. Without notice, any director by his attendance at any meeting of the Board of Directors, or at any duly constituted committee thereof, shall be deemed to have waived notice thereof, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

Section 2.08. Consent to Action. Any action which might be taken at a meeting of the Board of Directors, or of any duly constituted committee thereof, may be taken without a meeting if done in writing signed by all of the directors, or members of such committees.

Section 2.09. Conference Communications. Any or all directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 2.09 shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

Section 2.10. Quorum and Adjourned Meetings. At all meetings of the Board of Directors, a quorum sufficient for the transaction of business shall consist of a majority of the directors. If, however, such quorum shall not be present at any such meeting, those present thereat shall have power to adjourn the meeting from day to day without notice other than announcement at the meeting, until a quorum shall be present.

Section 2.11. Committees. A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the corporation to the extent provided in the resolution. A committee shall consist of one or more persons, who need not be directors, appointed by affirmative vote of a majority of the directors present. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors, except as provided in Section 2.12. A majority of the members of the committee holding office immediately prior to a meeting of the committee shall constitute a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in the resolution establishing the committee.

Section 2.12. Committee of Disinterested Persons. Pursuant to the procedure set forth in Section 2.11, the Board of Directors may establish a committee composed of two or more disinterested directors or other disinterested persons to determine whether it is in the best interests of the corporation to pursue a particular legal right or remedy of the corporation and whether to cause the dismissal or discontinuance of a particular proceeding that seeks to assert a right or remedy on behalf of the corporation. The committee, once established, is not subject to the direction or control of, or termination by, the Board of Directors. A vacancy on the committee may be filled by a majority of the remaining committee members. The good faith determinations of the committee are binding upon the corporation and its directors, officers and shareholders. The committee terminates when it issues a written report of its determination to the Board of Directors.

Section 2.13. Compensation. The Board of Directors may fix the compensation, if any, of directors.

ARTICLE III

OFFICERS

Section 3.01. Officers, Qualifications, Authority and Election. Officers shall be chosen by the Board of Directors and shall consist of a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer, a Treasurer, a Controller and such other officers as the Board of Directors may from time to time deem advisable including one or more Vice Presidents, a Vice Chairman and an Executive Vice President. The Board of Directors may fix the powers, duties and compensation of any of the officers not specifically provided for herein. Officers, other than the Chairman of the Board, the Chief Executive Officer and the President, may or may not be members of the Board of Directors. Any two or more offices may be held by the same person at the same time. Officers shall hold their respective offices at the pleasure of the Board of Directors. Any officer may be removed at any time by the Board of Directors with or without cause. In case of the death, disqualification, absence or inability to act of any officer of the corporation or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate the power and/or duties of such officers to any other officer or to any director. Ownership of stock shall not be a qualification necessary to the holding of office.

Section 3.02. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the directors. The Chairman of the Board shall have such other powers and perform such other duties as the Board of Directors may from time to time prescribe.

Section 3.03. Vice Chairman. In the absence of the Chairman of the Board, the Vice Chairman shall preside at meetings of the shareholders and of the directors.

Section 3.04. Chief Executive Officer. The Chief Executive Officer shall have general and active management of the business under the supervision and direction of the Board of Directors, and shall be responsible for carrying out all orders and resolutions of the Board of Directors. The Chief Executive Officer shall have the general powers and duties usually vested in the office of the chief executive officer of a corporation and shall have such other powers and perform such other duties as the Board of Directors may from time to time prescribe.

Section 3.05. President. The President shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 3.06. Inability of the Chief Executive Officer. In the case of the death, disqualification, absence or incapacity of the Chief Executive Officer, the Chairman of the Board or, in the event of his or her death, disqualification, absence or incapacity, the Vice Chairman, shall have all the powers and perform all the duties of the Chief Executive Officer. In case of the death, disqualification, absence or incapacity of the Chief Executive Officer, Chairman of the Board and the Vice Chairman, then the President or, failing such, the Executive Vice President or, failing such, the most senior Vice President, if any, shall have all of the powers and perform all of the duties of the Chief Executive Officer.

Section 3.07. Secretary. The Secretary shall attend all meetings of the Board of Directors and of the shareholders, and shall record all votes and the minutes of all proceedings thereof. The Secretary shall keep the stock books of the corporation and shall have custody of the corporate seal. The Secretary shall give or cause to be given notice of all meetings of the shareholders and of the Board of Directors; provided, however notice given by another shall not be ineffective merely because it was not given by the Secretary. The Secretary shall perform such other duties as may from time to time be prescribed by the Board of Directors or by the Chief Executive Officer.

Section 3.08. Chief Financial Officer. The Chief Financial Officer shall be responsible for all financial operations of the corporation, including, without limitation, raising funds, establishing and maintaining banking relationships, keeping accurate financial records for the corporation, financial administration and maintenance of internal controls. The Chief Financial Officer shall report the financial condition of the corporation at the annual meeting of the shareholders in each year and at all other times when requested by the Board of Directors or the Chief Executive Officer, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 3.09. Treasurer. The Treasurer shall have the care and custody of the corporate funds and securities, and shall disburse the funds of the corporation as may be ordered from time to time by the Board of Directors of the Chief Executive Officer. The Treasurer shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 3.10. Controller. The Controller shall be the chief accounting officer of the corporation. The Controller shall be responsible, under the direction of the Chief Financial Officer, for keeping complete and accurate records of the business, assets, liabilities and transaction of the corporation and for the preparation of such financial statements as may be required by law or are needed for internal management purposes. The Controller shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer.

ARTICLE IV

CAPITAL STOCK

Section 4.01. Stock Certificates. The shares of the corporation may be either certificated shares or uncertificated shares or a combination thereof. A resolution approved by a majority of the directors may provide that some or all of any or all classes and series of the shares of the corporation will be uncertificated shares. Each holder of duly issued certificated shares of the corporation shall be entitled to a certificate for such shares, to be in such form as shall be prescribed by law and adopted by the Board of Directors. Certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the president, the secretary or any assistant secretary, if there be one, or by such officers as the Board of Directors may designate. If a certificate is signed by a transfer agent or registrar, the signature of any such officer of the corporation may be a facsimile signature. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the corporation, the certificate may be issued by the corporation even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue. With respect to certificated shares, every certificate surrendered to the corporation or its transfer agent for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 4.04.

Section 4.02. Transfer of Shares. The transfer of shares on the stock transfer books of the corporation may be authorized only by the shareholder of record thereof, or by such shareholder’s legal representative, who shall furnish proper evidence of authority to transfer, or by such shareholder’s duly authorized attorney-in-fact, and, in the case of certificated shares, upon surrender of the certificate or the certificates for such shares to the corporation or its transfer agent duly endorsed.

Section 4.03. Ownership. The corporation may treat as the exclusive owner of shares of the corporation for all purposes, the person or persons in whose name shares are registered on the books of the corporation, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as may be expressly provided by applicable law.

Section 4.04. Lost or Destroyed Certificates. Any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board of Directors shall require and shall give the corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

ARTICLE V

EXECUTION OF CORPORTE CONTRACTS

Except as otherwise provided by the Board of Directors, all contracts of the corporation shall be executed on its behalf by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, an Executive Vice President, a Vice President or such other person or persons as one of these officers may from time to time authorize so to do. Notes given and drafts accepted by the corporation shall be valid only when signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, an Executive Vice President, a Vice President or such other person as one of these officers may from time to time authorize so to do. Checks, drafts, and other evidences of indebtedness to the corporation shall, for the purpose of deposit, discount and collection, be endorsed by these same officers or their delegees. Whenever the Board of Directors shall provide that any contract be executed or any other act be done in any other manner and by any other officer than as specified in these By-Laws, such method of execution or action shall be as equally effective to bind the corporation as specified herein.

ARTICLE VI

FISCAL YEAR

The fiscal year of the corporation shall end with the close of business on the Saturday closest to the last day in February in each year or as otherwise determined by the Board of Directors.

ARTICLE VII

INDEMNIFICATION

The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as required or permitted by the Minnesota Business Corporation Act, §302A.521, as now enacted or hereafter amended.

ARTICLE VIII

AMENDMENTS

These By-Laws may be altered or amended by majority vote of the entire Board of Directors, subject to the power of the shareholders to adopt, amend or repeal the By-Laws as provided in Minnesota Statutes §302A.181, Subdivision 3.

Amended and Restated By-Laws adopted by the Board of Directors of Apogee Enterprises, Inc. on January 24, 2006.